Exhibit 4.3

NEITHER THIS NOTE NOR THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”).  NEITHER THIS NOTE NOR THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE MAY BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE OR THE UNDERLYING SHARES OF COMMON STOCK UNDER SAID ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE BORROWER THAT SUCH REGISTRATION IS NOT REQUIRED.

No. _____
Issue Date: _____, 2010

PIPER ACQUISITION II, INC.

FORM OF 5% CONVERTIBLE NOTE

FOR VALUE RECEIVED, PIPER ACQUISITION II, INC., a Nevada corporation (the “Company”), hereby promises to pay to the order of _______________________, or its assigns (the “Holder”), without demand, the sum of ______________ Dollars ($_________), with interest accruing at the rate described below.

This Note has been entered into pursuant to the terms of a Subscription Agreement among the Company and the holders of the Company Notes (as defined below), dated _____ __, 2009 (the “Agreement”), and shall be governed by the terms of such Agreement.  Unless otherwise separately defined herein, all capitalized terms used in this Note shall have the same meaning as is set forth in the Agreement or the Confidential Private Placement Memorandum, dated November 16, 2009 (“Memorandum”, and collectively with the Agreement, the “Transaction Documents”).

ARTICLE I
GENERAL PROVISIONS

1.1           Payments.  Interest payable on this Note shall accrue from the Issue Date indicated above at a rate per annum (the “Interest Rate”) equal to five percent (5%), subject to adjustment pursuant to Section 1.2 (the “Interest”).  Interest shall be computed for actual days elapsed on the basis of a 360 day year consisting of twelve 30-day months. The principal of this Note (the “Principal”) and accrued but unpaid Interest thereon shall, unless earlier converted, be payable in full on the date that shall be twelve (12) months after the Issue Date (the “Maturity Date”).

Upon any conversion in part by the Holder in accordance with Article II, the Holder and the Company shall in good faith recalculate the outstanding Principal and the accrued but unpaid Interest payable with respect to the converted portion.  Upon any full conversion by the Holder in accordance with Article II, all of the payments of Principal due hereunder shall terminate and no further due but unpaid Interest shall accrue; provided, however, upon the Effective Event (as defined below), all Interest owed by the Company to the Holder shall be forgiven. In the event that the Company is required to pay the Interest on the Maturity Date, the Company, in its sole election, may pay in cash or shares of common stock.  If the Company pays in shares of common stock, the number of shares to be delivered shall be determined by dividing the amount of Interest owed by $0.11.  All payments shall be applied first to Interest that has become due pursuant to this Note and remains unpaid and then to the outstanding Principal of this Note.

1.2           Default Interest.   Upon the occurrence of an Event of Default (as defined below), the unpaid Principal on this Note shall bear interest at the rate of fifteen percent (15%) per annum (the “Default Rate”) until such amount is paid in full. Nothing contained herein or in any document referred to herein or delivered in connection herewith shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law.

1.3           Conversion Rights.  The conversion rights set forth in Article II shall remain in full force and effect immediately from the date hereof and until the Note is paid in full regardless of the occurrence of an Event of Default.  The Note shall be payable in full on the Maturity Date, except to the extent previously converted into Common Stock of the Company (the “Common Stock”) in accordance with Article II hereof.

1.4           Prepayment Option.  The Company may prepay in cash all or any portion of the outstanding principal amount of this Note, without penalty, on the 10th day following written notice to the Holder (the “Redemption Date”). The Holder shall have the right to convert any outstanding Principal or Interest in accordance with Article II hereof up until the Redemption Date.

ARTICLE II
CONVERSION RIGHTS

The Holder shall have the right to convert the Principal and accrued and unpaid Interest due under this Note into shares of the Company’s Common Stock, as set forth below.

2.1           Conversion into the Company’s Common Stock.

(a)           The Holder shall have the right from and after the date of the issuance of this Note and then at any time until this Note is fully paid, to convert any outstanding and unpaid Principal portion of this Note, and accrued Interest on such portion, at the election of the Holder (the date of such conversion being a “Conversion Date”) into fully paid and non-assessable shares of Common Stock, as such stock exists on the date of this Note (such shares, the “Conversion Shares”), or any shares of capital stock of the Company into which such Common Stock shall hereafter be changed or reclassified, at the conversion price as defined in Section 2.1(b) hereof (the “Conversion Price”), determined as provided herein.  However, upon the registration statement to be filed with the Securities and Exchange Commission, which shall include the Conversion Shares, being declared effective (the “Effective Event”), the Principal due and owing under this Note shall be automatically converted into the Conversion Shares without any action by the Holder.  Upon delivery to the Company of a completed Notice of Conversion, a form of which is annexed hereto, Company shall issue and deliver to the Holder within three (3) business days from the Conversion Date (such third day being the “Delivery Date”) that number of Conversion Shares for the portion of the Principal, along with accrued but unpaid Interest, converted in accordance with the foregoing.  The number of shares of Common Stock to be issued upon each conversion of this Note shall be determined by dividing that portion of the Principal of the Note and accrued Interest to be converted, by the Conversion Price. No fractional shares shall be issued for any payment of Interest due under this Note.  As to any fraction of a share which Holder would otherwise be entitled to upon such payment of Interest, the Company shall round up to the next whole share.  Each conversion hereof shall constitute the re-affirmation by the Holder that the representations and warranties contained in the Subscription Agreement are true and correct in all material respects with respect to the Holder as of the time of such conversion. Upon partial conversion of this Note, a new Note containing the same date and provisions of this Note shall, at the request of the Holder, be issued by the Company to the Holder for the remaining Principal balance of this Note and Interest which shall not have been paid.

(b)           Subject to adjustment as provided in Section 2.1(c) hereof, the Conversion Price per share shall be equal to $0.11.

(c)           The Conversion Price and number and kind of shares of Common Stock or other securities to be issued upon conversion as determined pursuant to Section 2.1(a), shall be subject to adjustment from time to time upon the happening of certain events while this Note remains outstanding, as follows:

(i)           Reorganization, Consolidation, Merger, etc.; Reclassification.  In case at any time or from time to time, the Company shall effect any merger, reorganization, restructuring, reverse stock split, consolidation, sale of all or substantially all of the Company’s assets or any similar transaction or related transactions (each such transaction, a “Fundamental Change”), then, in each such case, as a condition to the consummation of such a transaction, proper and adequate provision shall be made by the Company whereby the Holder of this Note, on the conversion hereof, at any time after the consummation of such Fundamental Change, shall receive, in lieu of the Conversion Shares issuable on such conversion prior to such consummation or such effective date, the stock and other securities and property (including cash) to which such Holder would have been entitled upon such consummation of a Fundamental Change if such Holder had so converted this Note, immediately prior thereto, all subject to further adjustment thereafter as provided in Section 2.1(c)(iv).

If the Company at any time shall, by reclassification or otherwise, change the Common Stock into the same or a different number of securities of any class or classes that may be issued or outstanding, this Note, as to the unpaid principal portion thereof and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase an adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the Common Stock immediately prior to such reclassification or other change.

(ii)           Dissolution.  In the event of any dissolution of the Company following the transfer of all or substantially all of its properties or assets, the Company, prior to such dissolution, shall at its expense deliver or cause to be delivered the stock and other securities and property (including cash, where applicable) receivable by the Holder of this Note after the effective date of such dissolution pursuant to this Article to a bank or trust company (a “Trustee”) as trustee for the Holder of this Note.

(iii)           Intentionally left blank.

(iv)           Intentionally left blank.

(v)           Intentionally left blank.

(vi)           Effectiveness of Adjustment. An adjustment to the Conversion Price shall become effective immediately after the payment date in the case of each dividend or distribution and immediately after the effective date of each other event which requires an adjustment.

(vii)           Notice of Adjustment. Upon the happening of any event requiring an adjustment of the Conversion Price, the Company shall promptly give written notice thereof to the Holder at the address appearing in the records of the Company, stating the adjustments resulting from such event and setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.  Failure to give such notice to the Holder or any defect therein shall not affect the legality or validity of the subject adjustment.

2.2           Reservation.  During the period the conversion right exists, the Company shall reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of providing for the conversion of the Company Notes, such number of Conversion Shares as shall from time to time equal the number of shares sufficient to permit the conversion of the Company Notes in accordance with their respective terms.  The Company agrees that all Conversion Shares issued upon due conversion of the Company Notes shall be, at the time of delivery of the certificates for such Conversion Shares, duly authorized, validly issued, fully paid and non-assessable shares of common stock of the Company.

2.3           Fractional Shares.  No fractional shares shall be issued upon the conversion of this Note.  As to any fraction of a share which Holder would otherwise be entitled to upon such conversion, the Company shall round up to the next whole share.

ARTICLE III
EVENTS OF DEFAULT

Each of the following events shall constitute a default by the Company under this Note:

3.1           Failure to Pay Principal.  The Company fails to pay any installment of Principal or other sum due under this Note.

3.2           Receiver or Trustee.  The Company shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed.

3.3           Bankruptcy.  Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law, or the issuance of any notice in relation to such event, for the relief of debtors shall be instituted by or against the Company.

3.4           Cure Period.  In each instance in Section 3.1 through 3.3 above, the Company shall be given prompt notice of such default by the Holder and shall have sixty (60) days from the date of receipt of such notice to remedy and cure such default.  If, after such sixty (60) day period, the default has not been remedied or cured, then such default will give rise to an “Event of Default” under this Article III.

3.7           Remedies upon an Event of Default.  Upon the occurrence of an Event of Default described under Section 3.1 through 3.3 above, at the option of the Holder hereof, either: (a) the Note shall continue to accrue interest at the Default Rate until such Event of Default has been remedied; or (b) all sums of Principal and Interest then remaining unpaid under this Note and all other amounts payable hereunder shall become immediately due and payable upon demand.

(b)           The Holder shall be entitled to recover from the Company all reasonable and documented expenses, attorneys’ fees and costs incurred therein or in the enforcement or collection of any judgment or award arising from such Event of Default.

ARTICLE IV
MISCELLANEOUS

4.1           Failure or Indulgence Not Waiver.  No failure or delay on the part of Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.  All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

4.2           Notices.  Any notice, request or other document required or permitted to be given or delivered to the Holder by the Company shall be delivered in accordance with the notice provisions of the Subscription Agreement.

           4.3           Amendment Provision.  The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented. The Company may from time to time supplement or amend this Note without the approval of any Company Notes (as defined below) in order to cure any ambiguity or to be correct or supplement any provision contained herein which may be defective or inconsistent with any other provision, or to make any other provisions in regard to matters or questions herein arising hereunder which the Company may deem necessary or desirable and which shall not materially adversely affect the interest of the Holder. This Note is one of a series of Notes of like tenor issued by the Company pursuant to the Transaction Documents (collectively, the “Company Notes”).  Any term of this Note may be amended or waived upon the written consent of the Company and the holders of Company Notes representing over 50% of the Conversion Shares then subject to all outstanding Company Notes (the “Majority Holders”); provided, that (x) any such amendment or waiver must apply to all Company Notes; and (y) the Maturity Date may not be amended and the right to convert this Note may not be waived in any manner adverse to the Holder, without the written consent of the Holder.

           4.4           Assignability.  This Note shall be binding upon the Company and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns.

           4.5           Governing Law, Consent to Jurisdiction.  This Note shall be governed by and construed in accordance with the laws of the State of California.  Any action brought by either party against the other concerning this Note shall be brought only in the state courts of California or in the federal courts located in the state of California.  Both parties agree to submit to the jurisdiction of such courts.  The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs.

           4.6           Severability.  If any provision of this Note is invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.  If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

4.7           No Rights as Stockholder.  Prior to the conversion of this Note, the Holder shall not have or exercise any rights as a stockholder of the Company by virtue of its ownership of this Note.

4.8           Compliance with Securities Laws. The Holder of this Note, by acceptance hereof, acknowledges that this Note and the Conversion Shares to be issued upon conversion hereof are being acquired solely for the Holder's own account and not as a nominee for any other party, and for investment, and that the Holder will not offer, sell or otherwise dispose this Note or any Conversion Shares to be issued upon conversion hereof except pursuant to an effective registration statement, or an exemption from registration, under the Securities Act and any applicable state securities laws.

4.9           Entire Agreement.  This Note, the Memorandum, the Warrant, the Subscription Agreement and any other transaction documents (including all schedules and exhibits thereto) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof.  There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein and therein.  This Note, the Subscription Agreement, the Warrant and the Memorandum supersede all prior agreements and understandings among the parties hereto with respect to the subject matter hereof and thereof.

4.10           Section Headings.  The section headings in this Note are for the convenience of the Company and the Holder and in no way alter, modify, amend, limit or restrict the provisions hereof.

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IN WITNESS WHEREOF, the Company has caused this Note to be duly executed, as of the date first written above.

PIPER ACQUISITION II, INC.

By:___________________________
Name:
Title:

NOTICE OF CONVERSION

(To be executed by the Registered Holder in order to convert the Note)

The undersigned hereby elects to convert $_________ of the Principal and accrued Interest with respect to such Principal of the Note issued by PIPER ACQUISITION II, INC. on _________________, 20___ into shares of Common Stock of PIPER ACQUISITION II, INC. according to the conditions set forth in such Note, as of the date written below.

Date of Conversion:	_________________________________
Conversion Price:	_________________________________
Common Stock To Be Delivered:	_________________________________
Signature:	_________________________________
Print Name:	_________________________________
Address:	_________________________________ _________________________________ _________________________________